UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2010
AVIAT NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33278	20-5961564

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Address of principal executive offices: 5200 Great America Parkway, Santa Clara, CA 95054
Registrant’s telephone number, including area code: (408) 567-7000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 1, 2010, Aviat Networks, Inc. (the “Company”), its wholly-owned subsidiary, Aviat U.S., Inc. (“Aviat US”), and Aviat US’ wholly-owned subsidiary Aviat Networks (S) Pte. Ltd. (“Aviat Singapore,” and together with the Company and Aviat US, the “Borrowers”), entered into a Loan and Security Agreement (the “New Credit Facility”), among the Borrowers and Silicon Valley Bank (the “Bank”), such New Credit Facility becoming effective September 30, 2010.
The purposes of the New Credit Facility are to provide general working capital, the issuance of letters of credit, the purchase of foreign exchange contracts and cash management services. The New Credit Facility consists of a $40 million revolving credit line, with a $10 million sublimit with respect to borrowings by Aviat Singapore. The aggregate dollar equivalent of the face amount of all letters of credit outstanding plus 10% of the aggregate dollar equivalent of all forward foreign exchange contracts outstanding will reduce the amount otherwise available for borrowings under the New Credit Facility. The maturity date of the revolving credit line is September 30, 2011 (the “Revolving Line Maturity Date”).
The New Credit Facility provides for borrowings based on, at Borrower’s option, either (a) the prime rate or (b) the applicable term London Interbank Rate (“LIBOR”) plus the applicable margin. The applicable margin for borrowings based on LIBOR ranges from 2% to 2.75% based on the Company’s reported consolidated debt leverage ratio. The Bank’s fee for the issuance of letters of credit is equal to 1% per annum of the dollar equivalent of such letters. A commitment fee payable on the actual daily unused portion of the New Credit Facility ranges from .25% to .5% based on the consolidated debt leverage ratio.
The Company is required to maintain a liquidity ratio, defined as the ratio of (i) the sum of unrestricted domestic cash and cash equivalents and domestic short and long-term marketable securities divided by (ii) the total obligations under the New Credit Facility, including letters of credit, at 2.5:1 or above, measured at the end of each fiscal quarter. In addition, the Company is required to maintain a minimum quarterly consolidated EBITDA as follows: negative $18 million for the first quarter (Q1) of the Company’s 2011 fiscal year; negative $10.5 million for Q2; negative $7 million for Q3; negative $2.5 million for Q4; and positive $1 million thereafter.
The New Credit Facility is secured by a pledge of substantially all the assets of the Borrowers. Furthermore, there are certain other restrictions on the Borrowers and its subsidiaries common to credit facilities, including a negative pledge of intellectual property assets and restrictions on additional indebtedness, payment of dividends, redemptions of capital stock, liens, certain investments, guarantees and other obligations, mergers and acquisitions, and disposition of assets. Although not required by the New Credit Agreement, the Company expects to invest $25 million in a cash management account managed by an affiliate of Silicon Valley Bank.

The foregoing description does not constitute a complete summary of the New Credit Facility and is qualified by reference in its entirety to the full text of the New Credit Facility, which is filed herewith as an exhibit and incorporated in this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.
Concurrently with the effective date of the New Credit Facility described under Item 1.01, on September 30, 2010, the Credit Agreement, dated as of June 30, 2008, as amended (the “Prior Credit Facility”), among the Borrowers, Bank of America, N.A., as Administrative Agent, Lender, Swing Line Lender and L/C Issuer, Silicon Valley Bank, as Lender and L/C Issuer, the other lenders party thereto, and Bank of America, N.A., Hong Kong Branch, as Singapore Loan Agent, with an aggregate commitment of $70 million was terminated and the outstanding principal balance of $5,000,000 was repaid with the proceeds of a loan under the New Credit Facility. All outstanding standby letters of credit under the Prior Credit Facility remain as an obligation of the Borrowers partially secured by a standby letter of credit issued by Silicon Valley Bank under the New Credit Facility until their expiry.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits. (d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement between Aviat Networks, Inc., Aviat U.S., Inc., Aviat Networks(S) Pte. Ltd. and Silicon Valley Bank signed October 1, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIAT NETWORKS, INC.
	By:	/s/ Thomas L. Cronan III
		Name:	Thomas L. Cronan III
Date: October 4, 2010		Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.
Under
Regulation S-K,
Item 601	Description
10.1	Loan and Security Agreement between Aviat Networks, Inc., Aviat U.S., Inc., Aviat Networks(S) Pte. Ltd. and Silicon Valley Bank signed October 1, 2010.